EXHIBIT 99.1

Cbeyond Reports Third Quarter 2012 Results

Solid EBITDA and Free Cash Flow;
Market Launch of New Cbeyond 2.0 Products

ATLANTA, Nov. 5, 2012 (GLOBE NEWSWIRE) -- Cbeyond, Inc. (Nasdaq:CBEY), ("Cbeyond"), the technology ally for small and mid-sized businesses, today announced its results for the third quarter ended September 30, 2012.

Recent financial and operating highlights include:

  Third quarter 2012 total revenue of $121.5 million compared with $122.5 million in the third quarter of 2011 and $123.8 million in the second quarter of 2012;

  Adjusted EBITDA of $25.2 million in the third quarter of 2012 compared with $18.9 million in the third quarter of 2011, and $27.2 million in the second quarter of 2012 (see reconciliation tables for reconciliation to net income);

  Free cash flow (defined as adjusted EBITDA less cash capital expenditures) of $7.7 million in the third quarter of 2012, compared with ($0.4) million in the third quarter of 2011, and $12.5 million in the second quarter of 2012;

  Net income of $2.0 million in the third quarter of 2012, compared with a net loss of $1.1 million in the third quarter of 2011, and net income of $2.7 million in the second quarter of 2012;

  Cbeyond 2.0 revenue was 7.8% of total revenue in the third quarter, an increase from 6.5% last quarter;

  Average monthly revenue per customer (ARPU) of $640 during the third quarter of 2012 compared with $645 in the second quarter of 2012 and $658 in the third quarter of 2011; and,

  Updated annual guidance for 2012 to $487 million to $488 million of revenue, $92 million to $93 million of adjusted EBITDA, cash capital expenditures to be slightly above $60 million, and $30 million to $32 million of free cash flow.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and nine months ended September 30, 2012, include:

	For the Three Months Ended September 30,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue (total)	$ 122,529	$ 121,491	$ (1,038)	(0.8%)
Operating expenses	$ 123,043	$ 117,431	$ (5,612)	(4.6%)
Operating income (loss)	$ (514)	$ 4,060	$ 4,574	N/M
Net income (loss)	$ (1,141)	$ 1,953	$ 3,094	N/M
Capital expenditures (total)	$ 19,273	$ 17,516	$ (1,757)	(9.1%)

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	61,125	60,876	(249)	(0.4%)
Net Network Access Customer Additions	1,460	(1,139)	(2,599)	(178.0%)
Average Monthly Churn Rate	1.4%	1.6%	0.2%	14.3%
Average Monthly Revenue Per Network Access Customer	$ 658	$ 640	$ (18)	(2.7%)
Adjusted EBITDA	$ 18,877	$ 25,207	$ 6,330	33.5%
Cash capital expenditures	$ 19,273	$ 17,516	$ (1,757)	(9.1%)

	For the Nine Months Ended September 30,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue (total)	$ 362,101	$ 369,096	$ 6,995	1.9%
Operating expenses	$ 365,648	$ 360,718	$ (4,930)	(1.3%)
Operating income (loss)	$ (3,547)	$ 8,378	$ 11,925	N/M
Net income (loss)	$ (2,958)	$ 3,453	$ 6,411	N/M
Capital expenditures (total)	$ 59,322	$ 50,474	$ (8,848)	(14.9%)

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	61,125	60,876	(249)	(0.4%)
Net Network Access Customer Additions	4,153	(1,293)	(5,446)	(131.1%)
Average Monthly Churn Rate	1.3%	1.5%	0.2%	15.4%
Average Monthly Revenue Per Network Access Customer	$ 663	$ 648	$ (15)	(2.3%)
Adjusted EBITDA	$ 57,604	$ 75,417	$ 17,813	30.9%
Cash capital expenditures	$ 59,235	$ 47,117	$ (12,118)	(20.5%)

Management Comments

"I'm pleased with Cbeyond's progress in its strategic evolution and believe that the third quarter marks an important point in our path for several reasons," said Jim Geiger, chief executive officer of Cbeyond, Inc. "First, we launched two key cloud services products that address the 2.0 business opportunity: Total Cloud Data Center, a secure, enterprise class, customizable set of managed services, and Total Cloud Phone System, an advanced version of our hosted PBX offering. Second, we lit dark fiber in our first batch of 35 buildings, with many more on the way, and third, most of our new 2.0 sales force is now in place and beginning to be productive. The combination of these three events represents a powerful platform for our future growth, and we look forward to developing the opportunities they afford us."

Geiger added, "Meeting our financial commitments is highly important to us, so I'm very pleased to report that we are adjusting our 2012 guidance to note our confidence in achieving revenue and free cash flow toward the high end of prior guidance, while we expect to exceed our prior guidance on adjusted EBITDA, even during a significant business transformation."

Third Quarter Financial and Business Summary

Revenues and ARPU

As of the third quarter of 2012, the Company now reports its operations under a single segment because the Company has fully integrated its cloud acquisitions into the rest of its operations and now manages its business as a unified whole. The Company is required to report segment data consistent with the way it manages its business. However, it will continue to provide detailed revenue data and, as a result of this change, the Company now categorizes its revenue into two product groups. The first category is Network, Voice and Data, which includes its traditional BeyondVoice packages and related services, terminating access and mobile and office applications. The second category is Managed Hosting and Cloud, which includes virtual and physical servers, cloud PBX and other cloud services. Please refer to the last table at the end of this release for a breakdown of revenue under these categories for all historical periods going back through 2011. [NOTE: See our 10-Q for additional comments regarding the segment change].

Another change to note is in the reported ARPU metric. After integrating the billings systems inherited from acquisitions, to be consistent the Company is now able to accurately include certain cloud revenues that should be counted in its ARPU calculation as this revenue is associated with customers who also purchase network access. A recalculation of total ARPU going back through 2011 is presented in the last table of the release.

Cbeyond reported total revenues of $121.5 million for the third quarter of 2012, a decrease of 0.8% from the third quarter of 2011 and a decrease of 1.8% from the second quarter of 2012. Managed Hosting and Cloud revenue increased 15.7% year-over-year for the third quarter of 2012. The decline in total revenue was the result of 1,139 fewer customers due to higher churn and lower sales of communications centric customers that was partially offset by increases in 2.0 revenue to technology dependent customers. The revenue trends in the quarter, which were in-line with prior expectations, reflect the current sales force transition, the ramp of 2.0 efforts and customer churn that was slightly higher than in prior periods.

ARPU was $640 in the third quarter of 2012, compared with $645 in the second quarter of 2012, and $658 in the third quarter of 2011. While ARPU changes result from a variety of factors, the most significant contributor to the decline in ARPU during the third quarter was a reduction in terminating access charges, as mandated by the Federal Communications Commission.

Cost of Service and Gross Margin

Cbeyond's gross margin was 68.2% in the third quarter of 2012, an increase of 120 basis points from the 67.0% level in the third quarter of 2011 and 70 basis points from the 67.5% in the second quarter of 2012. The sequential improvement in gross margin was the result of higher cost recoveries from network partners as well as reduced mobile costs.

Adjusted EBITDA and Net Income

Adjusted EBITDA for the third quarter of 2012 was $25.2 million, as compared with adjusted EBITDA of $27.2 million in the second quarter of 2012, and $18.9 million in the third quarter of 2011. The quarter-to-quarter decline in adjusted EBITDA was in-line with expectations and was the result of lower revenue and slightly higher SG&A expense, driven by the hiring in new sales channels.

Cbeyond reported net income of $2.0 million for the third quarter of 2012 compared with $2.7 million in the second quarter of 2012 and a net loss of $1.1 million for the third quarter of 2011. The year-on-year improvement in net income was driven predominantly by the increase in Adjusted EBITDA.

Cash, Cash Equivalents, and Borrowings

Cash and cash equivalents amounted to approximately $24 million at the end of the third quarter of 2012, as compared with $10.7 million at the end of the second quarter of 2012. The Company currently has $2 million outstanding on its fiber loan while it does not have any outstanding borrowings under its $75 million revolving credit facility.

Capital Expenditures

Total capital expenditures were $17.5 million during the third quarter of 2012, all of which were cash capital expenditures. The Company did not incur any non-cash capital expenditures during the period. Non-cash capital expenditures represent Cbeyond's capital leases of fiber network assets, which are being paid over time. In the second quarter of 2012, capital expenditures were $15.7 million, of which $14.8 million were cash capital expenditures and $1.0 million were non-cash capital expenditures.

Free Cash Flow

Free cash flow, defined as adjusted EBITDA less cash capital expenditures, was $7.7 million in the third quarter of 2012, compared with $12.5 million in the second quarter of 2012 and ($0.4) million in the third quarter of 2011. The year-over-year increase was due to improved adjusted EBITDA and lower capital expenditures, which resulted from reduced levels of investment on Ethernet-over-copper technology in 2012, as planned.

Business Outlook for 2012

Cbeyond has updated its guidance for 2012 to the following:

	Current Guidance	Prior Guidance
Revenue	$487 million -- $488 million	$485 million -- $490 million
Adjusted EBITDA	$92 million -- $93 million	$85 million -- $90 million
Cash Capital Expenditures	Slightly above $60 million	$55 million -- $60 million
Free Cash Flow	$30 million -- $32 million	$25 million -- $35 million

Regarding capital expenditures, it should be noted that the guidance range of "slightly above $60 million", as well as the resulting $30 million to $32 million of free cash flow (adjusted EBITDA less capital expenditures), relates to cash capital expenditures. Cbeyond has already and may continue to enter into agreements for fiber networks involving long-term capital leases that will create additional non-cash capital expenditures this year not included in the guidance range provided above. The assets acquired under these agreements are excluded from the Company's definition of cash capital expenditures because they do not require upfront outlays of cash.

Preliminary Business Outlook for 2013

Based on its current assumptions for churn, sales rep productivity, the current macro environment and other key drivers of its business and barring any material changes to these key drivers, Cbeyond is providing the following commentary regarding its preliminary outlook for 2013.

Management expects revenue to be close to 2012 levels with increasing growth in the latter part of the year. Adjusted EBITDA is expected to decline in 2013 due to increased levels of SG&A expense primarily associated with the growing sales force needed to support future levels of revenue growth. With respect to cash capital expenditures, management expects a slightly higher level relative to 2012. As a result, management expects a reduced level of free cash flow when compared with 2012. However, management expects to continue its focus on delivering significant levels of positive free cash flow in 2013 and future years.

Conference Call

Cbeyond will hold a conference call to discuss this press release Monday, November 5, 2012, at 5:00 p.m. EST. A live broadcast of the conference call will be available on-line at www.cbeyond.com. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (Nasdaq:CBEY) is the technology ally for small and mid-sized business. Our private, proactively-managed IP network connects customers to voice, data and enterprise applications hosted in our award-winning cloud data centers. Since 1999, Cbeyond has served the unmet needs of businesses through technology and service innovation. We were the first company to build an all-IP network specifically for small businesses and among the few to offer consultative sales and service professionals onsite. Today, our expanded portfolio helps customers reduce the burden of outlaying capital and manpower to manage infrastructure. Creating an exceptional customer experience is in our DNA. It's why more than a third of our approximately 60,000 customers come from referrals. For more information on Cbeyond, visit www.cbeyond.com and follow Cbeyond on Twitter: www.twitter.com/Cbeyondinc.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as "expectations," "guidance," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; changes in business climate or other factors affecting our customer base; the risk of unexpected increases in customer churn levels; our ability to manage competitive pricing dynamics in our markets; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including our access to capital markets and the impact on certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company's effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; the risk that the anticipated benefits, growth prospects and synergies expected from our acquisitions may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, costs and challenges associated with integrating acquired companies into our existing business, including changing relationships with customers, employees or suppliers; unfamiliarity with the economic characteristics of new geographic markets; ongoing personnel and logistical challenges of managing a larger organization; our ability to retain and motivate key employees from the acquired companies; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; our ability to implement and execute successfully our new strategic focus; our ability to expand fiber availability; the extent to which small and medium sized businesses continue to spend on cloud, network and security services; our ability to recruit, maintain and grow a sales force focused exclusively on our technology-dependent customers; our ability to integrate new products into our existing infrastructure; the effects of realignment activities; the extent to which our customer mix becomes more technology-dependent; our ability to achieve future cost savings related to our capital expenditures and investment in Ethernet technology; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the "Risk Factors" in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8‑K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward‑looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. However, we use adjusted EBITDA, also a non-GAAP financial measure, to further exclude, when applicable, non-cash share-based compensation, public offering or acquisition-related transaction costs, purchase accounting adjustments, gain or loss on asset dispositions and non-operating income or expense. On a less frequent basis, adjusted EBITDA may exclude charges for employee severances, asset or facility impairments, and other exit activity costs associated with a management directed plan. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company's business.

Adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company's business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, adjusted EBITDA permits a comparative assessment of the Company's operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

Free cash flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. The Company defines free cash flow as adjusted EBITDA less cash capital expenditures. Cbeyond believes that free cash flow is an important metric for investors in evaluating how a company is currently using cash generated, and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends or share repurchases. Internally, Cbeyond has also begun to focus on free cash flow as an important operating performance metric and has designed its corporate bonus compensation plan to utilize free cash flow as a component. However, free cash flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. Additionally, the Company does not present or manage free cash flow on a segment basis.

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012

Revenue	122,529	121,491	362,101	369,096

Operating expenses:
Cost of revenue (excluding depreciation and amortization)	40,457	38,675	120,261	119,323
Selling, general and administrative (excluding depreciation and amortization)	65,744	60,584	194,587	185,977
Depreciation and amortization	16,842	18,172	50,800	55,418
Total operating expenses	123,043	117,431	365,648	360,718

Operating income (loss)	(514)	4,060	(3,547)	8,378

Other income (expense):
Interest expense	(136)	(138)	(363)	(409)
Other income, net	--	--	1,210	--
Total other income (expense)	(136)	(138)	847	(409)

Income (loss) before income taxes	(650)	3,922	(2,700)	7,969

Income tax expense	(491)	(1,969)	(258)	(4,516)

Net income (loss)	$ (1,141)	$ 1,953	$ (2,958)	$ 3,453

Net Income (loss) per common share:
Basic	$ (0.04)	$ 0.07	$ (0.10)	$ 0.12
Diluted	$ (0.04)	$ 0.06	$ (0.10)	$ 0.12

Weighted average number of common shares outstanding:
Basic	29,442	29,533	29,606	29,348
Diluted	29,442	30,267	29,606	29,971

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2011	September 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$ 8,521	$ 23,876

Accounts receivable, gross	27,479	25,877
Less: Allowance for doubtful accounts	(2,608)	(2,346)
Accounts receivable, net	24,871	23,531

Other assets	11,526	14,660
Total current assets	44,918	62,067

Property and equipment, gross	486,273	527,289
Less: Accumulated depreciation and amortization	(325,803)	(370,789)
Property and equipment, net	160,470	156,500
Other non-current assets	35,684	32,533
Total assets	$ 241,072	$ 251,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 14,467	$ 16,462
Other current liabilities	53,760	51,344
Total current liabilities	68,227	67,806

Non-current liabilities	8,858	7,351
Non-current fiber debt	--	3,158

Stockholders' equity
Common stock	289	298
Additional paid-in capital	311,370	318,709
Accumulated deficit	(147,672)	(146,222)
Total stockholders' equity	163,987	172,785
Total liabilities and stockholders' equity	$ 241,072	$ 251,100

CBEYOND, INC. AND SUBSIDIARIES
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Network Access Customer Data)
(Unaudited)

	Sep. 30 2011	Dec. 31 2011	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012
Revenues
Network, Voice and Data	$ 117,061	$ 117,702	$ 118,087	$ 117,674	$ 115,164
Managed Hosting and Cloud	5,468	5,619	5,756	6,088	6,327
Total Revenue	$ 122,529	$ 123,321	$ 123,843	$ 123,762	$ 121,491

Adjusted EBITDA	$ 18,877	$ 22,559	$ 22,974	$ 27,236	$ 25,207
Adjusted EBITDA margin (As % of Total Revenue)	15.4%	18.3%	18.6%	22.0%	20.7%

Cash Capital Expenditures	$ 19,273	$ 18,369	$ 14,836	$ 14,765	$ 17,516
Non-cash Capital Expenditures
Capital Leases	$ --	$ --	$ 2,400	$ 957	$ --
Leasehold Improvements	$ --	$ --	$ --	$ --	$ --
Total Capital Expenditures	$ 19,273	$ 18,369	$ 17,236	$ 15,722	$ 17,516

Free cash flow	$ (396)	$ 4,190	$ 8,138	$ 12,471	$ 7,691

Network Access Customer Data
Network Access Customers (At Period End)	61,125	62,169	62,465	62,015	60,876
Net Network Access Customer Additions	1,460	1,044	296	(450)	(1,139)
Average Monthly Churn Rate (1)	1.4%	1.4%	1.5%	1.5%	1.6%
Average Monthly Revenue Per Network Access Customer (2)	$ 658	$ 650	$ 645	$ 645	$ 640

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of network access customers disconnected in that month divided by the number of network access customers on the Company's network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of network access customers at the beginning of the period and the number of network access customers at the end of the period, divided by the number of months in the period. Revenue used to calculate ARPU is defined as the revenue associated with customers where Cbeyond provides network access and includes all Network, Voice and Data revenue and the portion of Managed Hosting and Cloud revenue where Cbeyond provides network access.

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Sep. 30 2011	Dec. 31 2011	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ (396)	$ 4,190	$ 8,138	$ 12,471	$ 7,691
Cash capital expenditures	19,273	18,369	14,836	14,765	17,516
Adjusted EBITDA	$ 18,877	$ 22,559	$ 22,974	$ 27,236	$ 25,207
Depreciation and amortization	(16,842)	(19,095)	(18,876)	(18,370)	(18,172)
Non-cash share-based compensation	(2,920)	(3,598)	(3,783)	(2,939)	(2,975)
MaximumASP purchase accounting adjustments	418	162	--	--	--
Transaction costs	(47)	--	--	--	--
Realignment costs	--	--	(1,640)	(284)	--
Interest income	--	--	--	--	--
Interest expense	(136)	(137)	(127)	(144)	(138)
Other income, net	--	1	--	--	--
Income (loss) before income taxes	(650)	(108)	(1,452)	5,499	3,922

Income tax (expense) benefit	(491)	(4,918)	258	(2,805)	(1,969)
Net income (loss)	$ (1,141)	$ (5,026)	$ (1,194)	$ 2,694	$ 1,953

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(Dollars in thousands, except for ARPU)
(Unaudited)

	Sep. 30 2011	Dec. 31 2011	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012

Calculation of ARPU:
Total revenue	$ 122,529	$ 123,321	$ 123,843	$ 123,762	$ 121,491
Cloud only revenue	(3,326)	(3,186)	(3,245)	(3,367)	(3,486)
(A) Network access customer revenue	$ 119,203	$ 120,135	$ 120,598	$ 120,395	$ 118,005

(B) Average network access customers	60,395	61,647	62,317	62,240	61,446
ARPU (A / B / 3)	$ 658	$ 650	$ 645	$ 645	$ 640

CBEYOND, INC. AND SUBSIDIARIES
Historical Revenue and ARPU Data
(Dollars in thousands, except for ARPU)
(Unaudited)

	Mar. 31 2011	Jun. 30 2011	Sep. 30 2011	Dec. 31 2011
Revenues
Network, Voice and Data	$ 114,386	$ 115,510	$ 117,061	$ 117,702
Managed Hosting and Cloud	4,592	5,084	5,468	5,619
Total Revenue	$ 118,978	$ 120,594	$ 122,529	$ 123,321

ARPU
Previous	$ 668	$ 660	$ 656	$ 646
Updated	$ 669	$ 662	$ 658	$ 650

	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012
Revenues
Network, Voice and Data	$ 118,087	$ 117,674	$ 115,164
Managed Hosting and Cloud	5,756	6,088	6,327
Total Revenue	$ 123,843	$ 123,762	$ 121,491

ARPU
Previous	$ 642	$ 641	N/A
Updated	$ 645	$ 645	$ 640
CONTACT: Investor Contact:
         Cbeyond, Inc.
         T.C. Robillard
         Investor Relations
         (678) 486-8023
         tc.robillard@cbeyond.com